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Exhibit No. 23. Consent of KPMG Peat Marwick LLP

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Alliance Bancorp:

We consent to incorporation by reference in the Registration Statement (No. 36-3811768) on Form S-8 of Alliance Bancorp of our report dated January 23, 1998, relating to the consolidated statements of financial condition of Alliance Bancorp and subsidiaries as of December 31, 1997 and September 30, 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 1997, each of the years in the two year period ended September 30, 1996, and the three months ended December 31, 1996, which report appears in the December 31, 1997 annual report on Form 10-K of Alliance Bancorp.

                                KPMG Peat Marwick LLP

Chicago, Illinois
March 11, 1998